EXHIBIT 99.1

PRESS RELEASE March 18, 2009 7:01 AM ET	Contact:	Dr. Christopher Anzalone President and CEO 626-304-3400 ir@arrowres.com

Arrowhead Provides Comments on Recently-Filed Proxy Statement

PASADENA, Calif. – Arrowhead Research Corporation’s (NASDAQ: ARWR) (“the Company”) President and Chief Executive Officer today issued the following open letter to the Company’s shareholders:

Dear Stockholders:

Last week, the Board of Directors (“the Board”) and I decided to withdraw two proposals from consideration at Arrowhead’s 2009 Annual Meeting. These proposals, included in our Notice and Proxy Statement filed with the SEC on February 18, 2009, sought to amend the Company’s 2004 Equity Incentive Plan and allow the Compensation Committee of the Board of Directors to reprice certain options at 150% of Arrowhead’s share price on the effective date of repricing. These proposals were intended as incentives to help us secure our human capital in these difficult economic times. Shareholder feedback to the proposals, however, made it clear that there is significant concern over the repricing structure proposed. It is critical to us that our shareholders have confidence that our interests are aligned, so we are withdrawing the proposals.

Arrowhead’s ability to create shareholder value is directly dependent on the talents and experience of our people. As such, the Board and I are committed to attracting and retaining a team of creative professionals who are capable of executing on our business model and creating value from the market opportunities presented by nanotechnology. I strongly believe that the world-class technologies on which our subsidiaries are based are equaled by the quality of the professionals we have brought together to build and, ultimately, extract value from these businesses. Unfortunately, the 2008 market dislocation has created an environment that we believe has masked some of the business advances we have made. For instance, Unidym entered into multiple joint development agreements and demonstrated what we believe is the world’s first carbon nanotube-enabled active matrix LCD and the first carbon nanotube-enabled electrophoretic display (or epaper). Similarly, Calando Pharmaceuticals demonstrated that it was a leader in siRNA delivery and initiated what we believe was the first U.S. clinical trial using siRNA against cancer. Notwithstanding these and other accomplishments, our stock price has suffered as the broader equity markets have declined. The Board and I believe we can weather these difficult times, but we wanted to ensure that our team remains in place in order to continue to execute on Arrowhead’s business plan. This is why we proposed granting the Compensation Committee the one-time ability to reprice certain options.

In removing the two proposals, we hope to send a clear message to our shareholders that we have heard their feedback and are working to address their concerns. The Board and I believe in our mission, and in the face of recently implemented salary and headcount reductions, we are all doing more with less to build value for our shareholders.

We also recognize that our shareholders have been affected by this market downturn, and I want to be clear that we stand shoulder-to shoulder with you. Several members of the management team and I have invested significant amounts of our own capital into Arrowhead and its subsidiaries and have been similarly impacted by the decline in the share price. At the same time, I remain committed to finding a way to retain our talented and motivated team in such a way that our shareholders feel that our interests are aligned.

We appreciate the feedback we have received regarding these proposals and look forward to discussing this and other aspects of our business in greater detail with our shareholders at our Annual Meeting of Shareholders on Thursday, March 26, 2009. I invite all shareholders to listen to the webcast of the event or watch the video on our website for a review of Arrowhead and its subsidiaries’ growth catalysts and market opportunities. On behalf of Arrowhead, we thank you for your continued support.

Sincerely,

Christopher Anzalone

Addendum: Interested stockholders and investors can access additional information about Arrowhead’s Proxy Statement filed with the U.S. Securities and Exchange Commission and available on the SEC’s web site at www.sec.gov.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is seeking to build value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and minority investments in two privately held nanobiotech companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. For example, there can be no assurance that we will be able to maintain our listing on any NASDAQ market, that our financial initiatives will succeed in strengthening our balance sheet or that we will be able to continue to operate as a going concern. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss these and other important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements.

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